SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 8, 2003



                            GP Strategies Corporation
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             (Exact name of registrant as specified in its charter)



            Delaware                      1-7234                  13-1926739
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(State or other Jurisdiction          (Commission              (I.R.S. Employer
 of Incorporation File Number)        Identification No.)




777 Westchester Avenue, White Plains, NY                             10604
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(Address of principal executive offices)                          (Zip Code)



Registrant's telephone number, including area code:  (914) 249-9700



                                       N/A
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          (Former name or former address, if changed since last report)

Item 5.   Other Events and Regulation FD Disclosure.

         On October 8, 2003, GP Strategies Corporation (the "Company") converted $500,000 principal amount of the Senior Unsecured 8% Note due September 30, 2004 of Five Star Products, Inc. ("Five Star") into 2,000,000 shares of Five Star common stock. In consideration for the Company agreeing to convert at a conversion price of $0.25 per share, which is more than twice the $0.11 closing market price of Five Star common stock on the day prior to approval of the transaction, Five Star agreed to terminate the voting agreement between the Company and Five Star. The voting agreement, which by its terms would in any event have terminated on June 30, 2004, provided that the Company (i) would vote its Five Star common stock so that not more than 50% of the members of the Five Star board of directors would be officers or directors of the Company and (ii) would vote on matters other than the election of directors in the same proportion as the other Five Star stockholders.

         This transaction, which was approved by a Special Committee of the Five Star board of directors comprised of an independent non-management director who is unaffiliated with the Company, increased the Company's ownership in Five Star from approximately 48% to approximately 54% of the outstanding Five Star common stock. In addition, the Company continues to own the remaining $3 million principal amount of Five Star's Senior Unsecured 8% Note due September 30, 2004.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       GP Strategies Corporation


Date: October 13, 2003                 Scott N. Greenberg, President and
                                       Chief Financial Officer